AGREEMENT AND PLAN OF MERGER

by and between

HELPFUL TECHNOLOGIES INC.

HAC PATENTS MERGING SUB, and

HELPFUL ALLIANCE COMPANY

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 15, 2015, by and among Helpful Technologies Inc., a Florida corporation (“Parent”), HAC Patents MERGING SUB, a Florida limited liability company and wholly owned subsidiary of Parent (the “Merging Sub”) and Helpful Alliance Company, a Florida corporation (“Company”)

RECITALS

WHEREAS, the Boards of Directors of the Parent and the Company and the Controlling Members of the Merging Sub each have approved and deem it advisable in the best interests of their respective shareholders and members to consummate the acquisition of the Merging Sub by the Company by means of a merger of the Merging Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding LLC Membership Interest of the Merging Sub (the “LLC Interests”) will be converted into the right to receive the Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Florida Law, at the Effective Time, the Merging Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of the Merging Sub will cease, and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on March 31, 2015 (the “Closing Date”), at the offices of the Company at 700 West Hillsboro Blvd., Suite 1-100, Deerfield Beach, FL 33441, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.3 Effective Time. The parties to this Agreement shall cause the Merger to be consummated by filing Articles of merger (“Articles of Merger”) with the Secretary of State of the State of Florida within 30 days after the Closing Date, in such form as required by, and executed in accordance with, the relevant provisions of Florida Law. If the Articles of Merger are duly filed by the Company and accepted by the Secretary of State of the State of Florida, the effective date of this Agreement shall be the Closing Date (the “Effective Time”).

Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of Florida Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merging Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and the Merging Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.7 hereof).

Section 1.6 Directors and Officers of the Surviving Corporation. The directors and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation.

Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Merging Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Merging Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

At the Effective Time of the Merger, as a result of the Merger and without any action on the part of the Constituent Companies, or the members thereof, each of the membership interests of the Merged Company by virtue of the Merger shall be deemed cancelled, and shall be converted into the shares of capital stock of the Surviving Company at the ratio of one (1) membership interest of the Merged Company for one (1) share of common stock of the Surviving Company as stated in Exhibit A attached to this Agreement.

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merging Sub, the Company or the holders of Shares or securities of Parent or the Merging Sub:

(a) Each LLC Interest issued and outstanding immediately before the Effective Time will be cancelled and extinguished and be converted into one share of Common stock of the Surviving Corporation (the “Merger Consideration”), upon surrender of either certificates formerly representing such LLC Interests (“Certificates”) or any book-entry LLC Interests (“Book-Entry LLC Interests”) in the manner provided in Section 2.2. All such LLC Interests, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry LLC Interests will cease to have any rights with respect to such LLC Interests, except the right to receive the Merger Consideration for such LLC Interests upon the surrender of such Certificate or Book-Entry LLC Interests in accordance with Section 2.2, without any accruing interest rate.

(b) Each LLC Interest of the Merging Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.001 per share.

Section 2.2 Surrender of the LLC Interests.

(a) The Merging Sub hereby authorizes the Company to act in the capacity of a transfer agent for the holders of the LLC Interests in connection with the Merger (the “Paying Agent”) to receive the Certificates contemplated by Section 2.1(a).

(b) As soon as reasonably practicable after the Effective Time and in any event not later than thirty Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry LLC Interests whose LLC Interests were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected and risk of loss and title to the Certificates or Book-Entry LLC Interests will pass automatically and without surrender of the Certificates or Book-Entry LLC Interests) and (ii) instructions for surrendering Certificates or Book-Entry LLC Interests in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry LLC Interests may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry LLC Interests to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a valid letter of transmittal and the surrender of Certificates or Book-Entry LLC Interests, the Company shall issue such amount of its Common Shares to each holder of Certificates or Book-Entry LLC Interests whose LLC Interests were converted into the right to receive the Merger Consideration as specified in Addendum 1 hereof. Until so surrendered, the Certificates or Book-Entry LLC Interests will represent solely the right to receive the aggregate Merger Consideration relating to the LLC Interests represented by such Certificates or Book-Entry LLC Interests.

(c) The Merger Consideration received upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the LLC Interests theretofore represented by such Certificates.

(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company in respect to the Merger. From and after the Effective Time, the holders of Certificates and Book-Entry LLC Interests will cease to have any rights with respect to any LLC Interests, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, any Certificates or Book-Entry LLC Interests are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and the Merging Sub as follows:

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Material Adverse Effect under this Agreement, the Parent and the Merging Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its Subsidiaries unless it is disclosed in the Company’s audited financial statements, SEC Documents or the Company Disclosure Letter, as appropriate.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by the Parent and the Merging Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of a majority of the outstanding Shares to adopt this Agreement (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.

(c) The Company Board (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s shareholders and declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders and (iv) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they adopt this Agreement (such recommendation, the “Company Recommendation”).

(d) The copies of the Company’s Third Amended and Restated Articles of Incorporation and, in the forms most recently filed with the Department of State of State of Florida, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.3 Consents and Approvals; No Violations.

(a) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Florida pursuant to Florida Law, (ii) the Shareholder Approval and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) applicable securities laws of the State of Florida (“Florida Securities Laws”), (B) the Securities Act (as defined below), (C) the rules and regulations of the New York Stock Exchange, and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust or competition Laws, as and when applicable to the Merger, no consents or approvals of, or filings, declarations or registrations with, any national, supranational, federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company’s Third Amended and Restated Articles of Incorporation or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that all required authorizations, consents and approvals are duly obtained, (x) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Capitalization.

(a) The total number of shares of all classes of capital stock which the Company is authorized to issue is 250,000,000 shares, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”); 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”); and 40,000,000 shares of Series-X common stock, par value $0.001 (the “Series-X Stock). As of the Closing Date, (i) no shares of Preferred Stock are issued and outstanding, (ii) 8,000,000 shares of Series-X Common stock are issued and outstanding, (iii) 2,000,000 shares of Common Stock are issued and outstanding, (iv) 1,081,250 shares of Common Stock are underlying options to convert the outstanding principal amount of convertible debt of the Company, (v) 600,000 shares of Series-X Common Stock are reserved for issuance in private placement offering effective from January 1, 2015, (vi) 432,000 shares of Series-X Common Stock are reserved for issuance upon exercise of the options issued to Board members, and (vii) 125,000 shares of Common Stock are reserved for issuance for services. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company issuable as identified above in this Section 3.4(a), when issued, will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.4(a) there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) existing securities, options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements, commitments, derivative contracts, forward sale contracts or undertakings of any character, to which the Company is a party, or by which the Company is bound, obligating the Company to (1) issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, (2) issue, grant, extend or enter into any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract, or undertaking, or (3) make any payment based on or resulting from the value or price of the Shares or of any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract or undertaking, (iii) issued or outstanding performance awards, units, rights to receive shares of Company’s Common Stock on a deferred basis, or rights to purchase or receive Company’s Common Stock or other equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). Except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (1) the payment of the exercise price of Options with Common Stock (including in connection with “net” exercises), (2) required tax withholding in connection with the exercise of Options and vesting of Shares Units and (3) forfeitures of Options and Share Units, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, other than pursuant to the applicable Company Plans. No Subsidiary of the Company owns any Shares.

(b) All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially and of record by the Company, and all such shares and Rights have been validly issued and are fully paid and nonassessable and are owned by the Company.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party, or of which the Company has Knowledge, with respect to the voting of the capital stock and other Rights of the Company.

Section 3.5 Compliance with Laws and Court Orders.

(a) The Company, since April 11, 2012, has been in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order. The Company holds all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company, taken as a whole (the “Company Permits”). The Company is in compliance with the terms of the Company Permits.

(b) Without limitation of Section 3.5(a), to the Knowledge of the Company, (i) neither the Company and its Subsidiaries and controlled Affiliates (which, for all purposes of this Section 3.5(b), shall be deemed to include the entities, nor any of its or their directors or officers is listed on the Specially Designated Nationals and Blocked Person list or other similar lists maintained by the Office of Foreign Assets Control, by the United States Department of the Treasury or pursuant to executive orders, and (ii) neither the Company and its Subsidiaries and controlled Affiliates, nor any of its or their directors, officers, employees, agents or other Persons acting on the Company’s or any Company Subsidiary’s behalf (A) has taken, or caused to be taken, directly or indirectly, any action that would cause the Company or any of its Subsidiaries to be in violation of any Anti-Corruption Law, or (B) has corruptly made, promised, offered or authorized, or has caused or authorized any consultants, joint venture partners or representatives corruptly to make, promise or offer, any payment or transfer of anything of value, directly or indirectly, to any official, employee or agent of any Governmental Entity for the purpose of (1) influencing such Person to take any action or decision or to omit to take any action, in his or her official capacity, (2) inducing such Person to use his or her influence with a Governmental Entity to affect any act or decision of a Governmental Entity, or (3) securing any improper advantage; and each of it and each of its controlled Affiliates complies with and implements internal compliance policies with respect to applicable Anti-Corruption Laws. As used in this Section 3.5(b), the term “Anti-Corruption Laws” means each Law, regulation, treaty or convention relating to anti-money laundering, anti-terrorism financing, anti-bribery, anti-corruption or similar matters, including the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.6 Material Contracts.

(a) As of the date hereof, neither of the Company nor any of its Subsidiaries is a party to or bound by any: (i) contract (other than this Agreement or a Company Plan) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $10,000,000; (iii) written contract for the sale of any of its assets after the date hereof (other than sales of product in the ordinary course of business); (iv) collective bargaining agreement; (v) written contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person; (vi) settlement agreement or similar agreement with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries which is material; (vii) contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries; or (viii) other contract (other than this Agreement, purchase orders for the purchase of inventory or agreements between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries) under which the Company and its Subsidiaries are obligated to make or receive payments in the future in excess of $10,000,000 per annum or $20,000,000 during the life of the contract. Each such contract described in clauses (i)-(viii) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company, and to the Knowledge of the Company, of the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (iii) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts, are not and no circumstance exists, which (with or without the lapse of time or the giving of notice, or both) would cause them to be, in breach thereunder and (iv) neither the Company nor any of its Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract.

Section 3.7 Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Employee Compensation and Benefit Plans; ERISA. As of the Closing Date, there are no plans or arrangements to have a plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other material equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation, or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism).

Section 3.9 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good title to all Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances.

Section 3.10 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights that are required to operate the Company’s business as presently conducted, and (ii) (x) there is no pending, and the Company has not received any written notice of any actual or threatened, Actions alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries except for any of the foregoing that have since been fully and finally resolved, (y) to the Knowledge of the Company, the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

Section 3.10 Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries comply with all applicable Environmental Laws, and possess and comply, and have complied, with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws; (iii) none of the Company or any of its Subsidiaries has received any written notification alleging that it is liable, or request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person, and (iv) none of the Company or any of its Subsidiaries has received any written notice regarding any actual or alleged violation of any Environmental Laws or Environmental Permits, including a notice of violation, a notice of non-compliance, or notice of requirements. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.10 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.11 Taxes.

(a) The Company has timely filed all material Tax Returns that it was required to file and has timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns were correct and complete in all material respects.

(b) No audit or other proceeding with respect to any material Taxes due from the Company or any material Tax Return of the Company is pending or threatened in writing by any Governmental Entity.

(c) The Company has not agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) The Company is not a party to any material Tax allocation or sharing agreement.

(e) The Company has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other party.

(f) There are no Encumbrances for unpaid Taxes on the assets of the Company, except Encumbrances for current Taxes not yet due and payable.

Section 3.12 Financing. The Company and its Subsidiaries have, and at all times through the Closing shall have, sufficient funds available to finance and consummate the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGING SUB

The Merging Sub, wholly owned subsidiary of the Parent, represents and warrants to the Company as follows:

Section 4.1 Organization. The Merging Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Florida and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Parent owns all of the issued and outstanding capital stock of the Merging Sub.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. The Merging Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Merging Sub of this Agreement, and the consummation by it of the Transactions have been duly and validly authorized by the respective boards of directors of the Parent and by the Parent as the sole shareholder of the Merging Sub, and no other corporate action on the part of the Parent or the Merging Sub is necessary to authorize the execution, delivery and performance by the Parent and the Merging Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Parent and the Merging Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and the Merging Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Florida Law, (B) the Securities Act, (C) the rules and regulations of the New York Stock Exchange, and (D) the HSR Act, and any foreign antitrust or competition laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by the Parent and the Merging Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a material adverse effect on the ability of the Parent and the Merging Sub to consummate the Merger and the other Transactions.

(b) Neither the execution and delivery of this Agreement by the Parent or the Merging Sub, nor the consummation by the Parent or the Merging Sub of the Transactions, nor compliance by the Parent or the Merging Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of the Parent or the Merging Sub or of any of their respective Subsidiaries or (ii) assuming that any required authorizations, consents and approvals are duly obtained, (x) violate any Order or Law applicable to the Parent or the Merging Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of either the Parent or the Merging Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either the Parent or the Merging Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not reasonably be expected to have a material adverse effect on the ability of the Parent and the Merging Sub to consummate the Merger and the other Transactions.

Section 4.4 Ownership of Common Stock. Neither the Parent nor any of its Subsidiaries (including the Merging Sub) is, and at no time during the last three years has Parent or any of its Subsidiaries (including the Merging Sub) been, an “interested shareholder” of the Company.

Section 4.5 Financing. The Merging Sub have, and at all times through the Closing shall have, sufficient funds available to finance and consummate the Transactions.

Section 4.6 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, the Merging Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.7 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Parent, threatened against the Merging Sub, or, to the Knowledge of the Parent, any officer, director or employee of the Merging Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay the Merging Sub from performing its obligations under this Agreement. The Merging Sub is not a party or not subject to or not in default under any Order which would prevent or materially delay the Merging Sub from performing its obligations under this Agreement.

Section 4.8 Disclaimer of Warranties. The Merging Sub acknowledges that neither the Company nor any Person has made any express or implied representations or warranty on behalf of the Company as to the accuracy or completeness of any information regarding the Company provided to the Merging Sub, including the “Information,” as defined in the Confidentiality Agreement, except as expressly set forth in Article III and the Merging Sub further agree that, except for the matters expressly set forth in Article III, neither the Company nor any Person shall have or be subject to any liability to the Merging Sub or any other Person resulting from the distribution and use of any such information. In connection with any investigation by the Merging Sub of the Company and its Subsidiaries, the Merging Sub has received from the Company and/or other Persons on behalf of the Company all information required and necessary for the Merging Sub to consummate the Transactions under this Agreement. The Merging Sub acknowledges that there are uncertainties inherent in the Company’s business, that the Merging Sub are familiar with such uncertainties, that the Merging Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all forward-looking statements so furnished by the Company, if any, and that the Merging Sub shall have no claim against the Company or any other Person with respect thereto. Accordingly, the Merging Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such projections.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. Except as expressly contemplated by this Agreement or as required by applicable Law, the Company agrees that prior to the Closing Date:

(i) the Company will conduct business only in the ordinary course of business consistent with past practice;

(ii) the Company will not (A) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than the Company’s ordinary course quarterly dividends, if any; (B) issue, sell, grant, transfer, pledge, dispose of or encumber or authorize or propose to issue, sell, grant, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company (including treasury stock), other than in respect of the shares of the Company’s capital stock reserved for issuance on the date of this Agreement, (C) split, combine, subdivide or reclassify the Shares or any other outstanding capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of capital stock or other Rights of the Company or any of its Subsidiaries or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company;

(iii) except as required by applicable Law or under the terms of any Company Plan in effect as of the date of this Agreement, the Company will not permit to increase the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or Affiliates, or enter into, establish, amend or terminate any Company Plans, except increases in salaries, wages and benefits of employees who are not directors or officers of the Company or its Subsidiaries made in the ordinary course of business consistent with past practice;

(iv) the Company will not (A) incur or assume any long-term Indebtedness, except in the ordinary course of business, incur or assume any short-term Indebtedness in amounts not consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice or (C) make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business and consistent with past practice;

(v) make any acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other Person, other than a direct or indirect Subsidiary of the Company, or otherwise make or authorize any capital expenditure, other than capital expenditures contemplated by the Company’s existing capital budget, a copy of which has been furnished to the Parent;

(vi) the Company will not (A) pay, discharge, waive, settle or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction, (x) in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements) or of claims, liabilities or obligations incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice or (y) for amounts, individually or in the aggregate, not to exceed $5,000,000 (in excess of third party insurance) or (B) waive any claims of substantial value;

(vii) the Company will not change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law;

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Reasonable Best Efforts. Prior to the Closing, the Parent, the Merging Sub, and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by the Parent, the Merging Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of the Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

Section 6.2 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to the Merging Sub and the Parent, and the Merging Sub and the Parent shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, the Merging Sub or the Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, the Merging Sub or the Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.3 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide, and shall cause its Subsidiaries to provide, the Parent and its representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective properties, books, contracts, commitments, personnel and records, (ii) such other information as the Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations. The Parent shall, and shall cause the Parent’s Subsidiaries, keep confidential any non-public information received from the Company, its Affiliates or representatives, directly or indirectly.

Section 6.4 Indemnification.

(a) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions; provided, however, that, in the case of the Surviving Corporation, such indemnification shall only be to the fullest extent a corporation is permitted under Florida Law to indemnify its own directors and officers, and in the case of indemnification by the Parent, Parent’s indemnification shall not be limited by Florida Law, but Parent shall not be required to indemnify Indemnified Parties if a final, non-appealable judgment or adjudication in an action against Indemnified Parties by a claimant (not including an action brought by Parent, Surviving Corporation, or any insurer of either) establishes: (A) that the acts or omissions of Indemnified Parties were the result of deliberate criminal or fraudulent acts by the Indemnified Party seeking indemnification; or (B) that the claim against Indemnified Party arises out of, is based upon, or is attributable to the gaining in fact of any financial profit or other advantage to which the Indemnified Party was not legally entitled. The Parent, the Merging Sub, and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding, but in the case of the Merging Sub and the Surviving Corporation only to the fullest extent permitted by law and in the form provided for in the indemnification agreements with Company directors and officers in effect as of the date of this Agreement. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to Parent, (ii) Parent shall, or shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of the Parent, the Merging Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.4, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Parent, the Merging Sub, or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 6.4 except to the extent such failure materially prejudices such party).

(b) The articles of incorporation and regulations of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Third Amended and Restated Articles of Incorporation, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is an Indemnified Party, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(c) The rights of each Indemnified Party under this Section 6.4 shall be in addition to any rights such individual may have under the Third Amended and Restated Articles of Incorporation (or other governing documents) of the Company, under Florida Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(d) In the event that the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.4.

(e) The Parent shall cause the Merging Sub to comply with all of its obligations under or related to this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, the Parent and the Merging Sub to the extent permitted by applicable Law:

(a)	Shareholder Approval. The Shareholder Approval shall have been obtained.

(b)	No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that, each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

Section 7.2 Conditions to Obligations of the Parent and the Merging Sub. The obligation of the Parent and the Merging Sub to effect the Merger is further subject to the satisfaction, or waiver by the Parent and the Merging Sub, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i)	The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except, in each case, for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)	The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects for de minimis inaccuracies therein) at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects (or with respect to any covenant or agreement qualified by materiality or Material Adverse Effect, in all respects) the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. The Company shall have furnished the Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer and chief financial officer to the effect that the conditions set forth in Section 7.2 have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent and the Merging Sub contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date)., except, in each case, for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent to consummate the Merger.

(b) Performance of Obligations of Parent and the Merging Sub. Each of the Parent and the Merging Sub shall have performed or complied with in all material respects (or with respect to any covenant or agreement qualified by materiality or material adverse effect, in all respects) the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of the Parent and the Merging Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer (or chief legal officer in the case of Parent) and chief financial officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither the Parent or the Merging Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions to the extent required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Shareholder Approval) by mutual written consent of the Parent, the Merging Sub and the Company.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers. Subject to applicable Law, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the shareholders of the Company and the Merging Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time.

Section 9.3 Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 prior to 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 later than 5:00 p.m. (New York time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above), or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a)	if to the Parent or the Merging Sub, to:

Sergey Gurin, President
P.O. Box 8606
Deerfield Beach, FL 33441

If to the Company, to:
Maxim Temnikov, President
700 W Hillsboro Blvd., Suite 1-100, Deerfield Beach, FL 33441

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement, including the Company Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7, solely to the extent stated therein, is not intended to and shall not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than (i) the right of the holders of Shares of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) and (ii) the right of a party to this Agreement on behalf of its security holders to pursue damages in the event of the other party’s willful and material breach of this Agreement. For the avoidance of doubt, the rights granted pursuant to the foregoing clause (ii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of the holders of Shares of the Company.

Section 9.7 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida without giving effect to the principles of conflicts of law of the Laws of the State of Florida.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that the Merging Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by the Parent. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Florida in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Florida, or that any such dispute brought in any such court has been brought in an inconvenient forum.

Section 9.11 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Florida or a Florida state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Entity.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument and (c) all obligations under financing leases.

“Intellectual Property Rights” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) uniform resource locators, web site addresses and Internet domain names, and registrations therefor, (vii) moral and economic rights of authors and inventors and (vii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the Chief Executive Officer, Chief Financial Officer and General Counsel of Parent and (ii) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the following executive officers of the Company: Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the ability of the Company to consummate the Merger, or (ii) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries, (C) any decline in the market price of the Common Stock, (D) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (G) any change in applicable Law, regulation or GAAP (or authoritative interpretations thereof), (H) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or event have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, or (I) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Florida Law” means the Florida Business Corporation Act.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Owned Real Property” means all material real property reflected in the latest audited balance sheet as owned by the Company or any Subsidiary of the Company or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business).

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or any of its Subsidiaries arising or incurred in the ordinary course of business, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (v) through (x), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, and (xi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written offer from any Person (other than Parent and its Subsidiaries, Affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the Transactions) (A) which, considering all relevant factors, is more favorable to the Company and its shareholders than the Merger, and (B) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Company Board in its good faith judgment (after consulting with financial advisors and receiving the advice of outside counsel).

“Tax” or “Taxes” means all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.

Section 10.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, the Parent, the Merging Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

HELPFUL TECHNOLOGIES INC.

By:	/s/
Name:	Sergey Gurin
Title:	President and CEO

HAC PATENTS MERGING SUB

By:	/s/
Name:	Sergey Gurin
Title:	Manager

HELPFUL ALLIANCE COMPANY

By:	/s/
Name:	Maxim Temnikov
Title:	President and CEO

ADDENDUM 1

DISTRIBUTION OF MERGER CONSIDERATION

[Intentionally omitted. To be submitted to the Commission supplementally upon request]

HELPFUL TECHNOLOGIES INC.

By:	/s/
Name:	Sergey Gurin
Title:	President and CEO

HAC PATENTS MERGING SUB

By:	/s/
Name:	Sergey Gurin
Title:	Manager

HELPFUL ALLIANCE COMPANY

By:	/s/
Name:	Maxim Temnikov
Title:	President and CEO